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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated May 19, 2004, accompanying the consolidated balance sheets of SSA Global Technologies, Inc. and Subsidiaries as of January 31, 2004, July 31, 2003 and July 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the six months ended January 31, 2004, the year ended July 31, 2003, the nine months ended July 31, 2002 and the year ended October 31, 2001 contained in the Registration Statement and Prospectus of SSA Global Technologies, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                      /s/ GRANT THORNTON LLP

Chicago, Illinois
June 2, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM